Exhibit 99.1
ALLIS-CHALMERS ENERGY INC. NEWS RELEASE
Allis-Chalmers Prices $95,000,000 of Senior Notes due 2014
Houston, Texas — August 8, 2006 — Allis-Chalmers Energy Inc. (AMEX: ALY) announced today that it has priced a private offering of $95 million aggregate principal amount of 9.0% Senior Notes due 2014. The notes will be sold to investors at a price of 100% of the principal amount thereof, plus accrued interest from July 15, 2006. Fixed interest on the notes will be payable on January 15 and July 15 of each year, beginning on January 15, 2007, at an annual rate of 9.0%. The notes will mature on January 15, 2014. Allis-Chalmers expects the sale of the notes to settle on August 14, 2006.
Allis-Chalmers plans to use the net proceeds of this offering to fund its previously announced pending acquisition of DLS Drilling, Logistics & Services Corporation, to repay existing debt and for general corporate purposes.
The notes have been offered to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, and outside the United States to persons other than U.S. persons, in reliance on Regulation S. The notes will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.
This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.
This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Allis-Chalmers’ business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.
Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which Allis-Chalmers operates, competition, obsolescence of products and services, Allis-Chalmers’ ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may affect Allis-Chalmers are set forth in Allis-Chalmers’ most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section) and Form 10-Q, and in Allis-Chalmers’ other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Allis-Chalmers undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.
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